UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 30, 2013

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, the independent members of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) approved a grant of 782,414 performance-contingent restricted stock units (“PCSUs”) to Stephen M. Bennett, the Company’s President and Chief Executive Officer. Each PCSU represents a contingent stock right to receive one share of the Company’s common stock.

The PCSUs will generally vest and settle, if at all, as follows: (i) one-third of the PCSUs shall vest following the fiscal year ended March 28, 2014 if the highest average closing stock price for any 60 consecutive trading days during such year (the “Average Closing Price”) exceeds $26.79; (ii) one-third of the PCSUs (plus any PCSUs that did not vest during the period described under (i) above) shall vest following the fiscal year ended April 3, 2015 if the Average Closing Price during the two fiscal years then ended exceeds $30.01; (iii) one-third of the PCSUs (plus any PCSUs that did not vest during the period described under (ii) above) shall vest following the fiscal year ended April 1, 2016 if the Average Closing Price during the three fiscal years then ended exceeds $33.61; and (iv) any shares that did not vest during the period described in (iii) above shall vest following the fiscal year ended March 31, 2017 if the Average Closing Price for the 60 consecutive trading days ending on the final trading day of such fiscal year exceeds $37.64 (with proportional vesting possible following such fiscal year to the extent that the Average Closing Price for such 60 trading day period exceeds $31.57). In general, except as set forth below, vesting of the PCSUs shall cease in the event that Mr. Bennett is no longer providing active service to the Company or a subsidiary or affiliate thereof. In the event of Mr. Bennett’s qualified retirement (as mutually agreed by Mr. Bennett and the independent members of the Board), any PCSUs that remain unvested at such time shall continue to vest in accordance with the terms set forth above. Additional vesting may apply in certain circumstances, including upon the involuntary termination of Mr. Bennett’s employment without cause, upon his voluntary termination of employment with good reason, or upon a change in control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: June 3, 2013	By:	/s/ Gregory King
Gregory King
Vice President, Corporate Legal Services and Assistant Secretary